Registration No. _____________

As filed with the Securities and Exchange Commission on December 30, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________

HEALTH RUSH, INC.
(Name of small business issuer in its charter)

777 Terrace Avenue
Hasbrouck Heights, New Jersey 07604
(201) 288-8220
(Name, address and telephone number of Registrant)

DELAWARE	5812	20-3618008
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
___________________

Christopher J. Langbein, CEO
Health Rush, Inc.
777 Terrace Avenue
Hasbrouck Heights, New Jersey
(201) 288-8220

With copies of all communications to:
William M. Aul, Esq.
Law Offices of William M. Aul
7676 Hazard Center Drive, Suite 500
San Diego, California 92108
(619-497-2555)

(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common stock, $.01 par value	5,500,000 (1)	$1.00 (2)	$5,500,000 (3)	$588.50(4)

(1)	Of the shares of common stock being registered hereby, 5,000,000 shares are to be offered and sold by the Registrant and 500,000 shares are to be offered and sold by a selling stockholder.

(2)	The offering price has been arbitrarily determined by the Registrant and bears no relationship to assets, earnings, or any other valuation criteria.

(3)	The Registrant will not receive any of the proceeds from the sale by the selling stockholder of its shares.

(4)	Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED DECEMBER 30, 2005

Health Rush, Inc.
5,500,000
SHARES OF
COMMON STOCK
$1.00 per Share

[Logo]

This prospectus relates to the offer and sale of up to 5,500,000 shares of the common stock, $.001 par value per share, of Health Rush, Inc., of which 5,000,000 shares are being offered and sold by the company and 500,000 shares by one selling stockholder identified in this prospectus. The selling shareholder has agreed to refrain from selling any of its shares registered hereby until such time as we have achieved a minimum of $1,700,000 of proceeds from the sale of our shares hereby. We will receive all of the net proceeds from our sale of the 5,000,000 shares but will not receive any proceeds from the sale by the selling stockholder of its 500,000 shares of common stock.

We are a development stage company with no prior business operations or revenues. The offering price for the shares has been arbitrarily determined by us, and does not necessarily bear any direct relationship to our assets, operations, book or other established criteria of value.

Our offering of the shares hereunder will terminate on _________, 2006. The shares that we are offering are being offered on a “best efforts” basis, and pending receipt of at least $1,700,000 in funds from the sale of 1,700,000 shares, all proceeds, if any, received from this offering will be deposited in a non-interest bearing escrow account held by the Escrow Agent. If subscriptions for 1.7 million shares offered hereby by us have not been received and accepted by the company by the Termination Date, no further offers or sales of the shares will be made, and all funds held in escrow will be immediately returned to investors.

There has been no public market for our common stock prior to the offering, and we cannot assure you that a public market will develop by reason of this offering. We intend to seek inclusion of our common stock for quotation on the OTC Electronic Bulletin Board under the proposed symbol ________. In the event our common stock is not accepted for inclusion on the OTC Electronic Bulletin Board an investor would likely find it difficult to dispose of our shares, or to obtain current quotations as to the value of our shares.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 FOR A DESCRIPTION OF CERTAIN FACTORS THAT YOU SHOULD CAREFULLY CONSIDER BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Company(2)(3)	Proceeds to Selling Stockholder
Per Share	$1.00	$0	$1.00	$1.00
Total	$5,500,000(4)	$0	$5,000,000	$500,000

(1)
We intend to solicit offers and sales of our shares registered hereby and offered by us to members of the public, subject to applicable state securities regulations. Certain of our officers, directors and employees may participate in our offer of shares to the public but will receive no compensation or remuneration for those efforts. In addition, one of our stockholders (not the selling stockholder) who is an affiliate of a National Association of Securities Dealers, or NASD, member firm, may engage in the solicitation of responses from members of the public, but such stockholder will not receive any commissions or compensation for such efforts.

(2)
We have not retained or engaged any NASD member firm or affiliate or registered representative thereof to act on our behalf or to provide services in connection with the offer and sale of our shares in this offering. Nevertheless, depending on initial responses by prospective purchasers in this offering, we may subsequently determine to engage the services of one or more non-affiliated NASD member broker-dealers, referred to for these purposes as a “Participating Dealer”, in which case we anticipate paying the Participating Dealers selling commissions equal to approximately seven percent (7%) of the gross proceeds of our offering received directly through their efforts and a non-accountable expense allowance and due diligence reimbursement of three percent (3%) of similar gross proceeds. Participating Dealers will not receive selling commissions with respect to shares sold by the company or our officers, directors or employees. We may, under certain circumstances, indemnify the Participating Dealers from certain civil liabilities which may arise with respect to this offering, including liabilities under the Securities Act of 1933, as amended.

(3)
Proceeds to the company are calculated before the deduction of expenses in connection with this offering and payable by the company, which are estimated at $50,000 and include filing, legal, accounting, printing and other miscellaneous fees. The selling stockholder will not be paying any of the expenses of this offering.

(4)	Includes the selling stockholder shares, and assumes that such selling stockholder’s shares are sold at a price of $1.00 per share.

The date of this prospectus is _______________.

SUBSCRIPTION INFORMATION

Subscribers purchasing the shares should make checks payable to __________, as Escrow Agent for Health Rush, Inc. Subscribers should also complete a Subscription Agreement, a form of which is enclosed herewith as Appendix A to this prospectus. For convenience, an actual Subscription Agreement will be included with this prospectus. Additional copies of the Subscription Agreement may be obtained by writing, calling or faxing the company at its office: 777 Terrace Avenue, Hasbrouck Heights, New Jersey, Telephone (201) 288-8220 and facsimile (201) 288-8208.

TABLE OF CONTENTS

SUMMARY	4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	5
RISK FACTORS	6
USE OF PROCEEDS	10
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	11
DETERMINATION OF OFFERING PRICE	11
DILUTION	12
PLAN OF OPERATION	12
DESCRIPTION OF BUSINESS	13
DESCRIPTION OF PROPERTY	18
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	19
EXECUTIVE COMPENSATION	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
DESCRIPTION OF SECURITIES	24
SELLING STOCKHOLDER	26
PLAN OF DISTRIBUTION	26
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	27
LEGAL PROCEEDINGS	28
EXPERTS	28
INTEREST OF NAMED EXPERTS AND COUNSEL	28
WHERE YOU CAN FIND MORE INFORMATION	28
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus or to which we have otherwise referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell securities offered hereby. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

SUMMARY

The following information is selective and qualified in its entirety by the detailed information (including financial information and notes thereto) appearing elsewhere in this prospectus. This summary of certain provisions of the prospectus is intended only for convenient reference and does not purport to be complete. The entire prospectus should be read and carefully considered by investors before making a decision to purchase the shares offered hereby. At various places in this prospectus, we may use words such as “Health Rush,”“Company,”“us” or “we.” When we use those terms, unless the context otherwise requires, we mean Health Rush, Inc.

The Company

Health Rush, Inc. was incorporated in Delaware on October 4, 2005. We are a development-stage company with no current sales revenues and limited operations devoted primarily to administrative and organizational matters and the registration of the shares offered hereby. We were formed to engage in the business of developing, owning, and operating quick-service restaurants that offer healthier and more nutritional products than those currently found at standard “quick-service” or “fast-food” chain restaurants. We anticipate that our business will be conducted under the trade name “Health Rush.” We intend to generate revenues from food and beverage sales at our planned restaurants.

Our strategy is to establish a “quick-service” restaurant environment that offers healthy, high quality foods that are freshly prepared utilizing natural and organic ingredients. Our plans call for adopting the “fast-food” business model with respect to delivery efficiencies and cost structure while implementing a menu that emphasizes a wide array of popular and appealing foods that are healthier and more nutritious for the consumer. We also plan to offer nutritional information at our restaurants and make such information readily accessible for our customers so that they can enjoy our food while they learn about its health benefits. Our goal is to exploit growing consumer awareness of the benefit of healthier diets by enhancing the quick-service experience through healthy, nutritious and flavorful foods.

The Offering

Common stock offered by Health Rush	5,000,000 Shares
Common stock offered by the selling stockholder	500,000 Shares
Common stock outstanding before offering	18,000,000 Shares
Common stock outstanding after minimum offering	19,700,000 Shares
Common stock outstanding after maximum offering	23,000,000 Shares

Use of Proceeds

If we are successful in achieving the minimum offering resulting in gross proceeds of $1.7 million, we intend to use those proceeds, among other things, to open and operate one Health Rush restaurant. In the event that we are successful in achieving the maximum offering of proceeds amounting to $5.0 million in gross proceeds, we intend to use those proceeds, among other things, to open and operate up to three Health Rush restaurants. We have not yet identified any specific locations for our restaurants, but we have investigated locations in northeast New Jersey and southern Florida.

We will not realize any of the proceeds from the sale of the shares offered by the selling stockholder.

Our principal is at 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604 at which our telephone number is (201) 288-8220.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, the information contained in this prospectus filed with the SEC are “forward looking” statements about our expected future business and financial performance. These statements which appear throughout this prospectus and include statements as to our intent, belief or current expectations or projections with respect to our future operations, performance or financial position, involve known and unknown risks, including, among others, risks resulting from economic and market conditions, competitive conditions in real estate markets suitable for the location of a fast food restaurant, the regulatory environment in which we operate, the unimpeded availability of food suppliers, pricing pressures from other competitors and from suppliers of food, forecasting accuracy in our business plan and projected costs for land, buildings, and equipment, the magnitude of the start-up costs we face in commencing operations, uncertainties relating to consumer tastes and preferences and other business conditions. We are subject to these and many other uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks described below in the section entitled “Risk Factors” specifically address some of the factors that may affect our future operating results and financial performance. Accordingly, you are cautioned not to place too much relevance on such forward-looking statements, which speak only as of the date made. All subsequent written and oral forward-looking statements attributable to our company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statement contained in this prospectus.

RISK FACTORS

The shares of our common stock that are being offered for sale are highly speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these shares. Before purchasing any of these shares, you should carefully consider the following factors relating to our business and prospects.

We are a newly formed business with no prior operations upon which to base your investment decisions.

We are a new, development-stage company and we have no history of operations. As a result there is no historical record that an investor can use to examine our performance or our management in order to evaluate our future prospects. For these reasons, the purchase of our shares should only be considered by persons who are prepared to lose their entire investment.

Our estimates of initial development costs may prove to be incorrect, in which case we will require additional financing sooner than we had expected.

The costs associated with developing and initially operating one of our restaurants are based on our estimates, which may prove to be insufficient in meeting actual development and start-up costs as well as initial operating expenses. In such a case, we will require additional financing, debt or equity sooner than we had anticipated. Even if we are successful in raising the full amount of funds in this offering, we may be required to seek additional financing to supplement the funds received, if any, from this Offering in order to meet start-up costs and initial operating expenses. We face many uncertainties. Currently, we have no arrangements or other commitments from any other financing source and there can be no guarantee that any such commitment or interest from any third party will be forthcoming or available to us when, and if, needed, on commercially reasonable terms or otherwise. If we are unable to obtain additional financing when needed, we may be forced to curtail or cease development or operations, in which case you will lose your entire investment.

Our auditors have included a “going concern” qualification in their report on our financial statements.

We are a development stage company and we do not have sufficient working capital necessary to develop our business model. As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern.

We cannot assure you that our contemplated business will generate revenues or create the consumer demand necessary to sustain business operations.

Our business is new and speculative, and consequently we face numerous risks in connection with its development. We have no operations or products at this time to market in accordance with our business plan, and we will face expenses and difficulties typically encountered in the development of a new business. We cannot assure you that our planned business, once operational, will be accepted by consumers, and, even if accepted, will generate consumer demand sufficient for us to maintain our operations or achieve profitability.

We may face a long start-up cycle, which would cause us to incur additional expenses.

Our restaurant start-up cycle will commence with site selection and end on the opening of a restaurant to customers. This process could extend for a period of six months or more, and to the extent we encounter difficulties or delays in site selection or other events over which we have little control, such as construction delays resulting from governmental regulatory approvals, shortages of labor or materials or non-performance of general and sub-contractors, the development of our restaurants will be delayed and could cause us to incur additional expenses not otherwise accounted for in our estimated development costs.

Our business may initially be limited to the development and operation of one restaurant.

Our business plan, regardless of whether we raise the minimum offering or the full amount of funds hereby, is intended to proceed with the development of one restaurant in order to establish our cost and operating structure and refine our menu selections. As a result, our assets will initially be concentrated in one business and at one location and will be exposed to the risks generally associated with a small retail business venture.  If we are unable to establish more than one restaurant, all of our assets will be concentrated in the same type of business venture without any diversification of our business.

Our current management has limited experience in restaurant operations.

None of our corporate officers has experience in opening, operating, or managing a restaurant. Without direct training or experience in the operation of a restaurant, our management may not be aware of certain specific requirements related to the retail food service industry. Although certain of our directors have experience in the operation of restaurants and the food distribution industry, this lack of management experience in the restaurant industry could negatively impact the timely and efficient development of our business strategy as well as the successful operation of our restaurants.

The restaurant and food service industries are highly competitive.

We will be competing directly with international, national and regional quick-service restaurant operators who possess significantly greater brand recognition, market share and financial, managerial, and marketing resources. Competition in this industry is intense with respect to price, service, location, concept, and the type and quality of food. While we believe that our planned healthy and nutritional menu offerings will attract consumer recognition, our business plan remains unproven. In addition, the restaurant industry is characterized by a high percentage of business failures and new restaurants often experience losses for a year or more from the date that the restaurant commences operations.

Additionally, the restaurant industry has few barriers to entry. As a result, we may face competition from other start-up companies seeking to duplicate our business model. Certain of these companies may have greater financing, thereby enabling them to market their brand name to a wider consumer base.

Our success in establishing operations is substantially dependent on our ability to identify and acquire suitable properties for our restaurants and hire and retain suitable personnel.

Our ability to open and establish one or more restaurants will depend on a number of factors, including identification of suitable locations, negotiation of lease or purchase terms that are reasonable to us, and site availability. Suitable real estate in market areas that we identify for our restaurants may be expensive and it may be difficult for us to obtain real estate that offers us the right combination of location, layout, and visibility to attract retail customers.

The success of our planned business operations will be substantially dependent on our ability to attract and retain qualified and experienced managerial personnel. Restaurant personnel with the right qualifications and experience may be difficult to obtain since we are new and we may not able to offer compensation and other benefits to prospective managerial employees that is competitive with that offered by larger, well-established restaurant operators. Moreover, to the extent we attract viable managerial personnel, we cannot assure you that we will be able to retain such personnel. If we are unable to attract and retain appropriate managerial personnel for our restaurants, our operations and consequently our business could be adversely affected.

Increases in food and other supply costs could erode our restaurants’ profitability.

Our profitability will be dependent in large measure on our ability to maintain costs and anticipate and react to changes in food prices. Various factors beyond our control, including adverse weather conditions or health alerts/warnings relating to a particular food product, meat or poultry, may affect food costs. We cannot assure you that we will be able to successfully anticipate and react to any such changing food costs.

Our planned restaurants will be substantially dependent on the timely and efficient delivery of food supplies, which if interrupted or curtailed could adversely affect our operations.

Our business model which will involve the fresh preparation of our menu selections may require us to place delivery orders with our food suppliers more frequently than typical quick-service restaurants. Our dependence on such a delivery schedule subjects us to increased risk of potential shortages or interruptions in supply caused by adverse weather, labor, transportation or other conditions beyond our or our suppliers’ control. We cannot assure you that we will be able to establish alternative sources of food supply to alleviate such risks, or that if such alternate supply sources are established, that those sources will be able to respond in a timely fashion.

Our insurance coverage may not sufficiently protect us from claims arising from our business operations.

Our planned restaurants will be subject to the risks and liabilities associated with the rendering of food sales, thereby exposing us to potential claims from consumers, employees and other service providers for, among other things, personal injury. We may also become subject to strict liability for damages or injuries which occur during ordinary business operations, regardless of fault. While we intend to purchase comprehensive personal injury and products liability insurance to protect us from claims, there are certain types of claims which may be uninsurable or exceed the maximum amounts of our insurance coverage. A plaintiff asserting such partially or completely uninsured claims against us, could, if successful, cause us to suffer significant losses thereby.

Our planned restaurants will be subject to significant regulatory oversight and licensing requirements.

Our planned restaurants will be subject to numerous federal, state, and local laws affecting health, sanitation, and safety standards. We will also be required to obtain and renew appropriate licenses from government and other regulatory authorities on an annual basis. We will also be subject to environmental regulations which require restaurant operators to process waste and recycle products to a greater degree than other businesses. In addition, we will need to adhere to employment and labor laws that govern minimum wage, overtime, immigration, family leave, and working condition regulations. While we intend to sufficiently train our restaurant managers and employees and develop procedures and policies adhering to these regulations, we cannot assure you that we will always successfully meet our regulatory obligations without incurring fines or the loss of a license needed for the operation of a restaurant. If any of our initial restaurants were to incur the loss of a license which in turn impedes its ability to operate, we may be required to cease operations altogether.

We may be unable to sufficiently protect our proprietary information.

Our prospects will depend largely on our ability to capitalize on favorable consumer recognition of the “Health Rush” name. Although we have filed for trademark registration of “Health Rush,” we have not evaluated the names and service marks used by third parties in any geographical area where we may establish our restaurants. We cannot assure you that our “Health Rush” mark or any service or trade mark used in our business does not or will not result in claims of infringement by others.

In addition we will, in all likelihood, rely on trade secrets and proprietary know-how in the ingredients and preparation of our food offerings. While we believe that we will offer foods and a menu that will be unlike offerings made by other restaurants in the quick-service restaurant industry, our products and services may be duplicated by others without our ability to adequately protect against such duplication.

Funds invested in this offering may be held in escrow for a significant period of time, and consequently not otherwise available to the investor.

We are offering the shares on a “best efforts, minimum offering basis.” As such, all of the shares will be offered until the minimum offering of 1,700,000 shares are sold or the offering period ends, whichever first occurs, unless this offering is terminated earlier by us. Currently, there is no commitment from anyone to purchase all or any part of the shares offered hereby. Consequently, there is no assurance that the minimum offering will be sold and, as a result, subscribers’ funds could be escrowed in a non-interest bearing account for an extended period of time. Investors will not have the use of any funds paid for the purchase of the shares during the offering period. In the event that we are unable to achieve the minimum offering within the offering period, the offering will be withdrawn.  Furthermore, in the event that we are not successful in implementing our business plan, the purchasers of our shares hereby will, in all likelihood, lose all of their investment.

Certain provisions in our Certificate of Incorporation may inhibit the potential of third parties to acquire our company.

Our Certificate of Incorporation provides for three classes of directors that are elected on a “staggered” basis. This provision serves to limit the ability of a third party from undertaking unsolicited efforts to gain control of our company, limits the number of directors that may be elected at any annual meeting of stockholders, and may adversely affect the market value of our common stock.

Subscribers for our shares in this offering will experience substantial and immediate dilution.

The shares offered hereby are arbitrarily priced at $1.00, which is significantly greater than the price at which our existing stockholders acquired their shares. As a result, all new investors will likely incur immediate and substantial dilution of net tangible book value per share nearly equal to the total loss of their investment.

After the offering, a small number of stockholders, including our officers and directors, will have a significant influence over matters submitted to a stockholder vote.

Our officers and directors currently hold shares amounting to approximately 52.8% of our outstanding shares. If all of the shares offered hereby by us are sold, our officers and directors will own approximately 41.3% of the outstanding common stock or 9,500,000 shares, which would be sufficient to retain a substantial ability to control our affairs. Thus, an investor who purchases the shares will have little, if any, effective control over the company or their investment.

Your shares may become subordinate to future issued debt and equity securities of the company.

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board. Accordingly, our board is empowered, without stockholder approval, to issue preferred stock with such dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights associated with your shares. Additionally, we may in the future issue debt securities, secured or unsecured, which may have limitations or restrictions on the payment of dividends and which will have priority in the event of liquidation or dissolution. As a result, an investor who purchases our common stock hereby may hold legal claims to our assets that will be subordinate to the claims asserted by superior holders.

There is no current public market for our common, and a market may not develop as we anticipate, in which case an investor may find it difficult to dispose of his or her shares.

There is no public market for our shares prior to this offering and we cannot assure you that a public market will develop by reason of this offering. We intend to prepare an Information Statement pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934 and request sponsorship by an NASD-registered broker-dealer that will assist in gaining quotations of our common stock on the OTC Electronic Bulletin Board. We cannot assure you that any liquid or continuous trading market will ever be achieved and, if achieved, that it can be sustained.

Our common stock will be deemed a “penny stock” and therefore subject to enhanced regulation in the marketing and sale of our shares and the potential for less liquidity.

We intend for a trading market for our common stock to develop on the OTC Bulletin Board. Our common stock will be deemed a “penny stock” which will limit trading and liquidity and thereby the retail market for our shares. The limitations are primarily due to the burdens that are imposed on brokers whose customers may wish to acquire our common stock. In addition, unless exempt, the rules governing penny stocks require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the Commission explaining important concepts involving a penny stock market, the nature of such market, terms used in such market, the broker/dealer’s duties to the customer, a toll-free telephone number for inquiries about the broker/dealer’s disciplinary history, and the customer’s rights and remedies in case of fraud or abuse in the sale. In that event, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the price of our Common Stock. Under such rules, broker/dealers who recommend such securities to persons other than established customers and certain institutional or individual purchasers deemed to be accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale.

USE OF PROCEEDS

As currently planned and subject to market conditions and the cost of available opportunities for suitable restaurant locations, the net proceeds received from the offering of shares by us (after deduction of expenses from this offering which are estimated to be $50,000) are planned to be allocated as set forth below. We will not receive any proceeds from the sale of our common stock by the selling shareholder.

	If Minimum Offering Achieved	If Maximum Offering Achieved
Land	$ 850,000	$ 2,600,000
Building	250,000	750,000
Equipment	200,000	600,000
Working Capital	350,000	1,000,000
Total	$ 1,650,000	$ 4,950,000

The minimum offering is for gross proceeds of $1,700,000, which represents our sale of 1,700,000 shares of common stock and such funds will be allocated to establish and commence operations at one restaurant. All funds received, if any, before the minimum offering is achieved, will be deposited in a non-interest-bearing account maintained by the escrow agent. See the section below entitled “Plan of Distribution - Escrow Agent”.

The Maximum Offering is for gross proceeds of $5,000,000, which represents our sale of 5,000,000 shares of common stock, and such funds are intended to be allocated to establish and commence operations at three restaurants. We do not anticipate developing all three restaurants at once. Rather, in order to establish the protocols and procedures for the maintenance, efficient preparation and delivery of our product offerings so that we can easily implement those protocols in subsequent restaurants, we intend to develop one initial restaurant to operational status. We will then have the opportunity to work through and resolve any production inefficiencies, as well as refine our menu offerings for implementation at subsequent restaurants. Subject to our ability to identify and acquire suitable properties, we expect to commence development activities at one or both of the additional restaurants to coincide with the commencement of operations at our initial restaurant.

Based on our estimates, we have allocated approximately $1,650,000 towards the costs and expenses of acquiring, constructing, and initially operating a quick-service restaurant in accordance with our business model. Since this is not a firm commitment offering, it is possible that we may raise an aggregate amount of funds that exceeds the allocated costs for developing one restaurant but which are not sufficient to meet the allocated costs for developing two restaurants, and similarly, we may raise funds that exceed the allocated costs for developing two restaurants but which are not sufficient to meet the allocated costs for developing three restaurants. In any such case, we will retain the excess proceeds for working capital and general corporate purposes.

Amounts allocated for land ($850,000 for one restaurant and an aggregate of $2,600,000 for three restaurants) assume the purchase of land for the construction of a restaurant. While we intend to seek existing premises that enable us to enter into a long-term lease arrangement, we expect that variables critical to the success of a fast-service restaurant, including location, traffic patterns and accessibility, will require us to purchase the property. In the event that we are able to enter into a lease arrangement for a restaurant, the amount of proceeds allocated toward land will be substantially reduced in the near term. In this case, we will allocate the balance of proceeds available as a result of the lease arrangement towards working capital.

Amounts allocated towards “Building” represent costs associated with the construction of an approximate 2,500 square foot free standing restaurant containing a food preparation area and a dining area with capacity for approximately 60 to 90 persons.

Amounts allocated toward equipment and fixtures include, among other things, refrigerators, stoves, warming devices and related food storage and preparation equipment, as well as furniture and lighting fixtures for the dining area. We may seek to obtain equipment and vendor financing and related concessions to the extent available.

Our estimates for working capital include marketing, payroll, administrative costs, product and inventory purchasing, insurance, licensing fees and general corporate overhead. The actual amounts that may be allocated to working capital will be subject to the actual costs that we incur for the other categories shown. In the event that actual expenditures for land, building, and equipment differ than the amounts listed, the amount available for working capital will be adjusted accordingly.

The allocation of the net proceeds set forth above represents our best estimate based upon our currently proposed plans and assumptions relating to our anticipated operations and certain assumptions regarding general economic conditions. If any of these factors change, we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes.

Based on our current proposed plans and assumptions relating to the implementation of our development strategy, we anticipate that the net proceeds received from the minimum offering will be sufficient to satisfy our development and initial operating costs for one restaurant. In the event that our assumptions prove to be inaccurate (due to unanticipated expenses, construction delays or other difficulties) or the proceeds of this offering otherwise prove to be insufficient to fund operations and implement our proposed development strategy, we could be required to seek additional financing sooner than anticipated. In addition, the costs associated with opening a number of restaurants may vary substantially. We have no current arrangements with respect to, or potential sources of, additional financing, and it is not anticipated that any officers, directors or stockholders will provide any additional loans to us. Consequently, there can be no assurance that any additional financing will be available to the company when needed, on commercially reasonable terms, or at all.

Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to this offering, there has been no public market for our common stock and we cannot assure you that a public market will develop by reason of this offering. Our plan is for our common stock to be quoted on the OTC Bulletin Board under the symbol _______. Further, even if this offering is successful and an NASD market maker agrees to sponsor our common stock for quotation on the OTC Bulletin Board, there can be no assurance that any active trading market for our common stock will exist or, if it does exist, that such market will be maintained or otherwise provide the liquidity necessary for stockholders to purchase and sell our securities.

Dividend Policy

No dividends have been paid to date on our common stock and no change of this policy is under consideration by our board of directors. There is no requirement on our board of directors to declare or pay dividends on our securities. The payment of dividends in the future will be determined by our board of directors in light of conditions then existing, including our earnings, financial requirements, general business conditions, reinvestment opportunities, and other factors. There are otherwise no restrictions on the payment of dividends existing at this time. We had eleven stockholders of record of our common stock on December 30, 2005.

DETERMINATION OF OFFERING PRICE

There is no current trading market for our common stock. The offering price of $1.00 per share for the shares being offered hereby by us and the selling stockholder, has been arbitrarily determined by our management and does not bear any relationship to assets, earnings, of which we have none, or any other valuation criteria, including, without limitation, book value per share.

DILUTION

Our existing stockholders, which is comprised substantially of the persons involved in the founding of the company, its initial organization and development and our officers and directors, acquired their securities at par value as consideration for their efforts with respect to our organization and initial development. This represents a substantial difference from the contemplated $1.00 per share offering price at which we and the selling stockholder anticipate selling the shares offered hereby. As we are a development stage company with no assets, operations or revenues at this time, there is no reasonable measure of the net tangible book value per share for our outstanding common stock. Purchasers of the shares offered hereby should expect to incur immediate and substantial dilution of the purchase price of their shares nearly equal to the total loss of their investment.

PLAN OF OPERATION

We are a development stage company and have not yet had any operations or generated any revenues. As we have discussed above in the section entitled “Use of Proceeds,” if we raise the minimum amount of $1,700,000 of proceeds in this offering we intend to use those proceeds for the acquisition, construction and initial operation of one fast-service restaurant. Of the $1,700,000 of proceeds, we have allocated approximately $875,000 towards the purchase of property on which to construct the restaurant facility, approximately $250,000 towards the construction of the exterior and interior of the restaurant structure and approximately $200,000 towards the purchase or leasing of equipment and furniture, including the refrigeration and cooking appliances necessary for the operation of our restaurant. These allocations are based upon our managements’ best estimates and are not reflective of any published research or analyses. The remaining proceeds of approximately $375,000 will be allocated towards working capital which is anticipated to include, salaries, payroll, product and inventor purchasing, insurance, licensing fees marketing and general administrative and corporate overhead costs.

Upon receipt of the minimum proceeds in this offering, we intend to engage in a comprehensive site identification process for our first restaurant. Unless we are able to identify an existing and vacant quick-service facility with the location, visibility and accessibility the we seek for our restaurant, that may be obtained through a long-term lease arrangement, we anticipate that we will purchase a property for the construction and development of our initial restaurant. We anticipate construction to take approximately six months without giving effect to interruptions or delays resulting from matters that may be beyond our control. Consequently, we anticipate a period of from six to eight months from the initiation of site identification to the construction of our restaurant to operational status. Once our initial restaurant is operational, we estimate monthly operating costs for our business to be approximately $40,000 per month, including, payroll for employees at the restaurant, insurance premiums, utilities, equipment leases, and corporate salaries and overhead. Based upon our estimates of funds available for working capital purposes, such funds would cover approximately nine moths of operation costs from the opening of the restaurant, without giving effect to cash flow from sales. Based on the foregoing, in the event we raise the minimum $1,700,000 of proceeds in this offering, such funds should be sufficient to meet our cash requirement for at least the next twelve months.

In the event that our cost estimates prove to be incorrect or cash flow from operations is not sufficient to meet operating costs, we may be required to seek additional financing, and possibly sooner than we had anticipated. We have no current arrangements with respect to any additional financing, and to the extent any additional financing is available to us at such time, we cannot assure you that such prospective financing will be available on commercially reasonable terms.

Changes in or Disagreements with Accountants on Accounting and Financial Matters

We have had no disagreements with our independent auditors and we have no further financial disclosure other than the financial statements included herein.

BUSINESS

Health Rush, Inc. is a development-stage company that seeks to develop, own and operate quick-service restaurants that offer healthier, more nutritious versions of the popular foods found at standard quick-service or “fast-food” chain restaurants. We have no current operations or material assets.

Market

Recent studies indicate that Americans spend more on fast food in one year then they do on movies, books, magazines, newspapers, videos, and records combined. In 2003, Americans spent over $115 billion on fast-food purchases as compared with $6 billion in 1970.

With the growth in the number of families with both parents working full-time, the availability for preparing meals has become much more limited and, as a result, people have sought alternative measures, including eating out. Quick-service restaurants have provided the perceived solution by offering popular foods for consumers of all ages in a convenient, efficient manner. A 2001 study reported in “Junk-Food Nation” showed that fourteen percent of Americans reported having a diet consisting almost entirely of fast food. Between the age of 18 and 24, the percentage was approximately 22%.

The public, however, has started to recognize the effects of diets consisting of large amounts of fast food. Survey data of 6,000 children and adolescents has shown that subjects who eat fast food consumed more total fat, saturated fat, carbohydrates, and added sugar. In addition, these people consumed less dietary fiber and more calories per gram of solid food than those who did not eat fast food. They also consumed less milk, fruit and vegetables.

In mid-December, 2001, the then Surgeon General of the United States issued a call to action for the removal of fast food from schools, citing some 200,000 to 300,000 deaths a year as being related to obesity. In addition, the government has forced many quick-service chains to promote responsible eating by launching advertising campaigns aimed to educate children about the need to eat well and exercise.

A recent documentary entitled “Super Size Me,” in which a man eats all his meals for one month at the world’s most recognized quick-service restaurant, starkly presented the effects of fast food products on a person’s diet. The results were a weight gain of 25 lbs, a 65 point increase in cholesterol, and liver damage that may be permanent.

If current trends persist, the government says more Americans will die from obesity than from smoking, making obesity the number one cause of preventable death.

Consumer sentiments in the natural/organic foods industry indicates that people are increasingly aware of the effects of diet and healthier living. Whole Foods Market, a national organic and natural foods grocery chain, saw its sales revenue double to approximately $3.9 billion in 2004. Also in 2004, sales of organic foods in the U.S. as a whole increased 18% to $12 billion. The market for natural and organic foods in the U.S. is a $21 billion industry that is projected to experience continued growth. Additionally in the area of healthier lifestyles, people between the ages of 18 and 35 represent the largest population of health or fitness club membership.

This growing sentiment has led many of the chain operators in the quick-service industry to modify their product offerings to include “healthier” options. Indications are that most of these new offerings are not healthier than their standardized counterparts. Fast food companies have learned that consumers often perceive an item that sounds higher quality as better for them, even if no mention is made of it being healthy or nutritious.

Strategy

Our strategy is to exploit the increasing trend of public recognition of health and fitness, and in particular, the attention being given to improving eating habits, by providing consumers of all age demographics with the opportunity to enjoy healthier and more nutritious offerings of popular and appealing foods with the speed and convenience attributable to quick-service restaurants. In essence, our goal is to make eating healthier both easy and delicious. The major chain restaurant operators in the quick-service industry have acknowledged this trend by modifying their normally standardized menu offerings to include what they call “quality” and “fresh” products. Yet despite aggressive marketing campaigns, these chain restaurant operators have made little if any headway in improving the nutritional value of their products.

Consumers of all ages are seeking to take better care of their physical health, including the products they consume. Nevertheless, it is generally acknowledged that the average consumer has limited time available to continuously engage in the preparation of fresh, healthy and nutritious foods. We believe that the company that is able to penetrate this rapidly expanding market by implementing a successful process for the efficient and cost-effective preparation and delivery of healthier and more nutritious popular foods will gain a dominant market position that may be leveraged to further increase brand recognition.

Restaurant Operations

Our restaurants will be geared towards creating an environment where healthy living through improved food consumption is made easy and accessible. In addition to a menu consisting of popular food selections that are appealing to all age groups and are freshly prepared with natural and organic ingredients, our restaurants will provide our customers with nutritional information and materials on the health benefits associated with our product offerings. We believe that this combination will create a unique sensory experience for the consumer, and that the increased awareness and knowledge of healthier dietary habits will serve as an important on-site marketing tool for ensuring customer loyalty.

Development

We have not yet commenced the development of our restaurants. Depending on the amount of proceeds that we are able to raise in this offering, we intend to use such proceeds for the development, construction and initial operation of from one to three Health Rush restaurants.

We are in the process of identifying locations for our initial restaurants. We anticipate that our first restaurant will be located in the northeastern part of New Jersey, which is in close proximity to our office. We are also considering identifying locations in southern Florida for additional restaurants provided that we have obtained sufficient funds for such development. Because of our limited available budget for broad marketing opportunities, site selection will be a critical factor in consumer recognition and, consequently, the success of each of our restaurants. The northeastern part of New Jersey is a heavily populated suburban area of New York City, and it is a proven market for the fast service food industry. We will also need to consider visibility, traffic and walking patterns and accessibility in making a final determination on the location of our initial restaurant. Options that we may consider are major road and highway locations, as well as stand-alone structures on shopping mall properties. We believe that the most important factors in the identification and development of each of our restaurants will be brand recognition and convenience to the consumer.

Depending upon our identification of a site that presents the characteristics necessary to meet our operational and marketing goals, we may purchase a property or enter into a long term lease for an existing restaurant structure. Absent the existence of a vacant quick-service restaurant building that is available for a long-term leasing opportunity, we expect that we will purchase property for the construction of our initial restaurant. The costs associated with the purchase of property in the regions in which we aim to open our initial restaurants will be significant. Available commercial property with the location and accessibility that we seek will, in all likelihood, be valued at a premium, and we cannot assure you that our estimated allocation of costs for such purchase will be sufficient. To the extent that we are able to enter into a long term lease arrangement for a property and/or existing structure, our initial land development costs will be substantially reduced and we will be able to allocate greater amounts of resources to working capital matters including marketing.

We anticipate that our initial restaurants will be stand-alone structures and not store-front locations, on account of the increased potential for recognition and convenience associated with a stand alone-facility that provides for sufficient parking. We expect to construct our restaurants in the same manner as standardized quick-service restaurants; namely approximately 2,500 square feet of building space consisting of a food storage and preparation area and a dining area for approximately 60 to 90 customers. We have not, at this time determined whether our facilities will have a drive-through service. To the extent that our construction plans allow us to retain that option for later addition to an existing structure we will likely do so.

In order to capitalize on the unique sensory experience that we propose for each of our restaurants we intend to provide customers with information on the benefits associated with eating healthier, more nutritious foods. Our goal is to make these presentations a ubiquitous part of our restaurant scheme so that consumers easily recognize and associate our products with an improved lifestyle that suits their dietary needs. We believe this will enhance brand recognition and help to build strong customer loyalty. We contemplate working with design consultants both for the development of the exterior and interior portions of our restaurants, including the presentation of health information, as well as for the creation of a unique and easily recognizable symbol or service mark for our brand. We believe that public recognition of the unique signs and/or symbols of the major quick-service chain restaurant operators significantly enhances their brand recognition and customer acceptance.

Operations

As currently planned, we anticipate that our restaurants will be open seven days a week, with operating hours from 6:00 A.M. to 10:00 P.M.

Each restaurant will have a general manager with sufficient experience in the management and operation of a fast service restaurant, particularly in the area of inventory control and product purchasing. Our selection process for general managers will be exhaustive since these persons will be primarily responsible for smooth and efficient operations of our restaurants. Each general manger will be assisted by one assistant manager per shift who will have oversight over the daily production and delivery of our menu offerings and on-site customer service matters. In addition we will have food preparation and delivery personnel and janitorial staff. We may also retain nutritionists and chefs as consultants to work with our employees in the enhancement and refinement of our food selections.

Prototype Restaurant

Even if we are able to raise the full amount of proceeds from the shares offered hereby by us, we intend to initially develop to operation one Health Rush restaurant. This restaurant will serve as our prototype to achieve standardization of our production capabilities and efficiencies, menu offerings and pricing that will be necessary for our successful expansion. To the extent that funds are available for the development of additional restaurants we anticipate engaging in initial development, in terms of site location and property acquisition for these restaurants, at or about the time that we commence initial operations at our prototype restaurant. We believe that this will provide us with the necessary timing to address and revise any deficiencies in our production methods and refine our menu offering to products that reflect the greatest consumer demand.

Menu Offerings

The Health Rush mission is to create a distinctive, quick-service restaurant experience by enabling customers to enjoy popular and appealing foods that are healthier and more nutritious than the standard “fast-foods,” and which are provided with substantially the same speed and convenience that people come to expect from existing quick-service restaurants. In order to accomplish this we intend to utilize fresh, organic and natural ingredients in our food preparation techniques, including, organic, lean meats, whole grain breads, low-fat cheeses and other dairy products, and fruits and vegetables.

Our menu will be structured to align customer preferences with high quality and healthier foods that are logistically attainable. We believe that combining an attractive and varied menu with selections that are capable of being made fresh and efficiently will create a strong business model for further development.

Production and Pricing

Most people when asked to give the primary reasons for purchasing fast service foods will respond with the convenience associated with the preparation and delivery of the product. The existence and proliferation of the drive-through window underscores this point. Indications are, however, that pricing of the products does not receive the same level of response. In a recent survey conducted by American Demographics only eight percent of adults surveyed claimed that they make their quick-service restaurant purchases based upon price. We believe that as consumer awareness of the health issues surrounding standard quick-service food products has continued to evolve, the importance of pricing in customer decisions regarding food choices has decreased. The growth of Whole Foods Market as a recognized national and organic grocery store chain is just one example of the expanding consumer interest in seeking healthier and more nutritious sources of food.

We have not established a formal pricing system for our menu selections as of yet, but we anticipate that our products, on account of their natural ingredients and fresh preparation will be priced at a slight premium to the standard quick-service products of the major chain restaurant operators. We believe, however, that consumer demand for and recognition of healthier and more nutritional offerings should enable us to offset these prices. We intend to implement a cost-containment scheme in connection with the development of our production capabilities and menu selections that will maintain pricing at reasonable levels, in most cases in line with the pricing structures currently found at “higher quality” quick-service chain restaurants such as Baja Fresh® and Panera Bread®.

In addition, we intend to include and promote in our menu offerings certain items which historically provide for a greater margin for profit, such as hearty salads and wholesome soups.

Our prototype restaurant will be used to maximize our production efficiencies in order for subsequent implementation at additional restaurants. While our goal is to develop a production system in which all products are freshly prepared, we recognize that preparation time will, in all likelihood, exceed to some degree that of the standard quick-service chain operators who generally utilize pre-cooked and frozen foods in order to maintain short preparation times. We believe, however, that as with pricing matters, consumers that recognize the appeal and benefits of more natural and freshly prepared foods will be prepared to wait the modest additional time for their product. Our ability to successfully align our menu offerings with the logistics of food preparation will be one of the primary focus points of our business in the development of our initial restaurant.

Vendors and Suppliers

Based upon our business model, our production methodologies may diverge from the models utilized in the standardized production schemes of the major quick-service chain operators. In order to implement the logistics of our “natural and organic ingredients” and “prepared fresh” concepts, we may need to place purchase orders more frequently and for smaller quantities of goods than are normally placed by quick-service restaurant operators. In that case we will need to work with vendors and suppliers that can timely and frequently respond to our purchase orders. We believe that we have identified several possible suppliers in the northeastern New Jersey area that have the capability of fulfilling our needs as it relates to our initial restaurant. Nevertheless, because we anticipate placing purchase orders more frequently, we may be exposed to greater risks associated with supply shortages. While we intend to utilize more than on vendor to offset certain of these risks, we cannot assure you that an alternative supplier will be able to adequately respond within our time frame.

Demographics

The quick-service restaurant industry is well diversified and the major quick-service chain restaurant operators utilize a wide array of marketing schemes to make their products appealing to certain groups within those demographics, particularly children and young adults. We believe that our business model will appeal to all market demographics and we intend to market our products accordingly through promotional campaigns and children’s toys. We feel that recognition by parents of the healthier benefits of our food products will in itself serve as a promotional tool for both the parent and child demographics. Additionally, we believe that our product offerings will gain significant customer response from the elderly who are more attuned to health related matters as well as menu selections, but may not have the resources to prepare fresh and nutritional meals on a regular basis. The attraction of the elderly demographic would also enhance operating efficiencies as the elderly generally dine on a different schedule than other age groups thereby potentially increasing business during non-peak hours.

Competition

The fast service restaurant industry is intensely competitive and is dominated by large, international, national and regional chain restaurant operators that own or franchise retail locations world-wide across the United States and regionally in various metropolitan markets, which have significantly greater financial, marketing and distribution assets, as well as brand recognition. These competitors offer “fast food” through menus based on a standardized format which allows for the operator to achieve economies of scale in purchasing food, supplies, restaurant equipment, management, advertising, and establishing and monitoring compliance with local, state, and federal health, safety, food handling, labor and other laws and regulations. These chain operators utilize sophisticated national advertising and marketing programs that are developed from large multi-million dollar consumer research studies. Examples of these chain operators include McDonalds®, Burger King®, Wendy’s®, Subway®, KFC® and Taco Bell®.

In addition to the chain operators, many cities and metropolitan areas also have local operators that own and operate one or a few “fast food” restaurants. These smaller operators generally have a much smaller market share in the geographic market in which they operate and are able to offer more flexible menus and provide consumers with unique and regional menu offerings with the opportunity to introduce seasonal and other foods that appeal to designated ethnic groups, and other segments.

Marketing

Depending upon the allocation of costs in for the development of our restaurants we may have limited funds available for the marketing of our business model and brand name. In the event that we purchase properties for the development of our restaurants our allocated budget for marketing expenses will be very limited. In that case we will analyze the most efficient means for marketing our brand and business model in the geographic area in which our restaurants are being developed. Among other options that may be available to us will be selective advertising in local media outlets aimed at reaching the broadest possible audience, and cross-promotional and other partnering opportunities with local businesses. We will, however, to a certain extent, be reliant on word of mouth marketing from our customers.

We acknowledge that aggressive marketing is essential to the growth and development of the Health Rush business model, and to the extent that we are able to generate revenues through cash flow from existing business or obtain additional financing, we intend to allocate as much available funds as possible towards broader and more sophisticated marketing campaigns.

Since we have not undertaken any marketing studies or evaluated the costs of specific advertising strategies, the amount and timing of our marketing expenditures has not yet been determined. We believe, however, that it may take considerable efforts over a year or more to develop a loyal customer base that will allow us to build sales volumes.

Proprietary Information

We anticipate filing for trademark registration of our Health Rush name. Otherwise we do not own any registered proprietary information including patents or service marks. Moreover, irrespective of our registration of trademarks or servicemarks in connection with our business operations, we cannot assure you that our business will not become subject to a claim of infringement by a third party.

Moreover, while we intend to protect certain of our business and operational procedures through the execution and enforcement of confidentiality and non-disclosure agreements and through trade secrets, we cannot assure you that we will be able to adequately police these measures or that a third party will not independently develop processes similar to ours that are in direct competition to our business model.

Regulation

Our restaurants will be subject to numerous federal, state, and local laws affecting health, sanitation, and safety standards. Depending on the state and local government wherein the restaurant is located, we will also be required to obtain or renew appropriate licenses from regulatory authorities on an annual basis and risk the loss of a critical license if we fail to adhere to these regulations as well. We will also be subject to state and local environmental regulations which require restaurant operators to process waste, recycle products, and filter/clean kitchen exhaust emissions to a greater degree than other businesses. In addition, we will need to adhere to employment and labor laws that govern minimum wage, overtime, immigration, family leave, and working condition regulations. We will also be subject to the Americans with Disability Act and related regulations. While we intend to sufficiently train our employees and develop procedures and policies which will allow us to adhere to these regulations, there can be no assurance that we will always successfully meet our regulatory obligations without incurring fines or the loss of a critical license needed for the operation of our planned restaurant.

Employees

We have not yet retained any full or part time employees. Our employees currently consist of our President and Chief Executive Officer, our Chief Financial Officer and our Treasurer, none of whom are receiving any compensation or salary at the present time.

DESCRIPTION OF PROPERTY

We currently maintain approximately 500 square feet at 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604 for our offices pursuant to a month to month arrangement with Todd & Company, Inc., a company owned by Thomas K. Langbein, a director, officer, and stockholder of the company. The arrangement currently has no fixed term and does not require the payment of rent or any other charges.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Directors and Executive Officers of the company as of December 30, 2005 were:

Name	Age	Position	Date elected
Christopher J. Langbein	27	President, CEO and Director	10/04/05
Joshua M. Jaffe	37	Secretary and Director	10/04/05
George Diana	53	Director	10/04/05
Thomas K. Langbein	60	Chairman and Chief Financial Officer	10/04/05
Robert Magrann	70	Director	10/04/05
Richard Matteo	60	Treasurer	10/04/05

Each director serves and stands for re-election in accordance with the provisions of our Certificate of Incorporation which provides for three classes of Directors.

Christopher J. Langbein serves as the Company’s President and Chief Executive Officer and is a director of the Company. From May 2003 through 2005 Mr. Langbein attended the graduate business school at the University of Miami where he earned an M.B.A degree. Mr. Langbein earned a Bachelor of Arts degree in Economic from Lafayette College in 2000. Mr. Langbein is the son of Thomas K. Langbein, our Chief Financial Officer and Chairman.

Joshua M. Jaffe serves as our corporate Secretary and as a director. Mr. Jaffe is a practicing attorney. From September 2003 to the present, Mr. Jaffe has been a member of the law firm Jaffe & Falk, LLC of Hasbrouck Heights, New Jersey with practice primarily in corporate and securities matters. From July 1997 to August 2003, Mr. Jaffe was an associate at the law firm of Blank Rome, LLP of New York. From April 1995 to July 1997, Mr. Jaffe was an associate at the law firm of Singer Frumento LLP in New York. Mr. Jaffe holds a B.A. degree cum laude in Economics from the City University of New York at Queens College and a J.D. degree from the Benjamin M. Cardozo School of Law. He is a member of the New York and New Jersey state bars.

George Diana serves as a director of the Company. From 1989 to the present, Mr. Diana has been the owner and operator of Atrium Café, a cafeteria style restaurant located at the Glen Pointe Center in Teaneck, NJ. In addition, Mr. Diana has owned and operated the Plaza Café and Victor’s Confectionary both of which were located in the Bergen County, New Jersey area.

Thomas K. Langbein serves as our Chairman of the board and as our Chief Financial Officer. From 1980 to September, 2005 (at which time it merged with and into Dialysis Corporation of America), Mr. Langbein served as Chairman of the Board, Chief Executive Officer, and President of Medicore, Inc., a public company engaged in the production of medical supplies and which also held majority ownership interests in a publicly traded dialysis services company and a publicly traded electronic component manufacturing company. From 1980 to the present Mr. Langbein has served as Chairman of the Board of Dialysis Corporation of America, a publicly traded dialysis services company, and during that time and until 2001 he also served in the capacity of Chief Executive Officer Dialysis Corporation of America. Dialysis Corporation’s common stock trades on the NASDAQ stock market. Mr. Langbein is also President, Director, and the sole shareholder of Todd & Company, an NASD-registered broker-dealer. Mr. Langbein is the father of Christopher J. Langbein.

Robert P. Magrann serves as a director of the Company. From February 2005 to the present, Mr. Magrann has organized and served as the President of Magrann & Associates, LLC, a sales and marketing consulting firm. From 2001 through March, 2004, Mr. Magrann served as Executive Vice President, Sales of Del Monte Foods, Inc. of San Francisco, California. In this capacity Mr. Magrann had responsibility for the sales leadership at Del Monte with net sales of $3.2 billion. During 2000, Mr. Magrann served as President and Chief Executive Officer of The Coupon Basket, Inc., a subscription-based consumer promotion web site. From 1996 to 2000, Mr. Magrann served as Senior Vice President, Sales and Marketing at Tetley USA, a producer of branded and private label teas and coffee products. From 1994 to 1996, Mr. Magrann served as Senior Vice President Sales at Borden, Inc. of Columbus, Ohio. From 1991 to 1994, Mr. Magrann served as Executive Vice President of E.J. Brach Corporation of Oakbrook Terrace, Illinois. In that capacity Mr. Magrann had profit and loss responsibility for the general line of confections segment with sales of over $600 million. From 1987 to 1991, Mr. Magrann served as Senior Vice President, Sales and Distribution at Nabisco Brands, Inc. of Parsippany, New Jersey. In that capacity, Mr. Magrann managed a sales and distribution organization for a $1.5 billion consumer product company with overall responsibility for over 1,100 employees. From 1970 to 1982, Mr. Magrann served as Regional Vice President-Northeast for Standard Brands, Inc. of Paramus, New Jersey. From 1989 to July 2005, Mr. Magrann served on the Board of Directors of Medicore, Inc., a publicly-traded company which was merged into Dialysis Corporation of America in September 2005. Mr. Magrann holds an M.B.A. degree from Fairleigh Dickinson University of Rutherford, New Jersey.

Richard Matteo Mr. Matteo serves as our Treasurer. During 2005, Mr. Matteo served as a consultant to J.P. Morgan Chase in connection with the Tobacco Transition Payment Program established by the US government. From 2002 to 2004, Mr. Matteo was an independent contract for GE Medical, Inc. a private Florida based company involved in sales of durable medical equipment. From 1988 to 2001, Mr. Matteo served as Executive Vice President/Branch Office Manager and Registered Principal of Todd & Company, Inc., an NASD-registered broker-dealer. From 1985 to 1988, Mr. Matteo served as Vice President/Branch Manager Registered Options Principal, General Securities Principal of Swartwood Hesse, Inc., an NASD-registered broker dealer. Mr. Matteo maintains his registration with the NASD through Todd & Co., Inc., and he holds the following licenses issued by the NASD: Series 4, 7, 8, 24 and 63. In addition, Mr. Matteo holds a life, health, and property casualty insurance license.

Election of Directors

Our Certificate of Incorporation provides for our board of directors to be divided into three classes of directors, also known as a “staggered” board of directors. Messrs. Magrann and Jaffe comprise Class I directors who will be subject to election at our next annual meeting of stockholders. Messrs. Thomas Langbein and George Diana comprise our Class II directors who will be subject to election at the second annual meeting of stockholders after the date hereof and Mr. Christopher Langbein comprises our Class III directors who will be subject to election at the third annual meeting of shareholders following the first two said meetings. Each class of directors, upon their respective election, shall serve for a period of three years and until a successor is duly elected and qualified or until their earlier resignation or removal.

Board Committees

Our Company is not subject to the listing requirements of any national securities exchange or national securities association and, as a result, we are not, at this time, required to have our board comprised of a majority of “independent” directors. We do not believe that a majority of our board members currently meet the definition of “independent” as promulgated by the rules and regulations of the New York Stock Exchange or NASDAQ.

Our board has not established any standing committees including audit, nominating, compensation or any other committee. All of the functions that would otherwise be performed by any of these committees are or will be performed by our board of directors as a whole.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation received for the period from the date of our incorporation through December 30, 2005 for services rendered to the company in all capacities by our Chief Executive Officer. No other officer of the company earned compensation in excess of $100,000 during this period that would warrant their inclusion in the table.

		Annual Compensation			Long Term Compensation Awards
Name and principal position	Year	Salary ($)	Bonus ($)	Other annual compensation ($)	Restricted stock award(s) ($)	Securities Options/SARs (#)
Christopher J. Langbein, President	2005	-0-	-0-	$7,250	-0-	-0-

The amount of $7,250.00 represents the fair market value of the 7,250,000 shares of our common stock issued to Mr. Christopher J. Langbein in consideration of his services associated with the founding, organizing, and developing our business plan and general strategy.

The following tables show for the period ending December 30, 2005, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

Individual Grants
Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date
None

Stock Option Exercises and Fiscal Year-end Values

The following table presents information for the Named Executive Officers with respect to stock options exercised during fiscal year 2005 and unexercised options held as of the end of the fiscal year.

Aggregated Option Exercises In Fiscal Year 2005 And Fiscal Year End Option Values
Name	Shares Acquired On Exercise (#)	Value Realized by Company ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End 11/30/05 Exercisable/Unexercisable	Exercise Price Value of Unexercised In-the-Money Options at Fiscal Year End ($)Exercisable/Unexercisable
None

Compensation of Directors

Our Bylaws authorize our board of directors to fix the compensation of directors for services related to their membership on our board as well as in board committees and allow the reimbursement of expenses of directors for their attendance at each meeting of our board of directors or any committee of the board. We have issued 100,000 shares of our common stock at the value of $0.001 to each of our non-employee directors, Messrs. Magrann and Diana, in consideration for their services to the Company.

Employment, Severance and Change of Control Agreements

On November 1, 2005, we entered into an employment agreement (the “Agreement”) with Christopher J. Langbein, our Chief Executive Officer, President and a director. Under the terms of the Employment Agreement, Mr. Langbein is to be employed by the company for a period of five years commencing on the earlier of the date at which the company commences operations of its first restaurant or the company’s receipt of an aggregate of at least $2,000,000 in financing through debt or equity or any combination thereof. During the first year of the term of his employment, Mr. Langbein is to be paid an annual salary of $120,000 in equal monthly installments. Mr. Langbein is also entitled, under the terms of the Agreement, to a bonus as determined by our Board or a committee of the Board established for that purpose as well as health insurance coverage, two weeks paid vacation, and reimbursement of reasonable expenses incurred by Mr. Langbein in the performance of his duties on behalf of the Company. The Agreement also provides that if Mr. Langbein is terminated without “cause” at any time or resigns with good reason during the five year term of his employment, the company shall be obligated to pay all the then remaining amounts that would be due him under the Agreement together with then existing fringe benefits at the time of any such termination.

Termination by Mr. Langbein for “cause” under the Agreement includes Mr. Langbein’s: (i) intentional failure to materially discharge or perform his duties; (ii) refusal to materially implement or achieve lawful, reasonable policies or directives of the board; (iii) illegal or gross misconduct that is willful and materially adversely impacts our business and/or our reputation; (iv) intentionally violating his fiduciary responsibilities to our company; and (v) fraudulent conduct of the business affairs of our company. In the event that Mr. Langbein is terminated “for cause,” terminates his employment without good reason or voluntarily resigns he shall be entitled only to his salary, benefits and perquisites that have accrued through the date of termination.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 30, 2005, certain information as to shares of our common stock owned by (i) each person known to beneficially own more than 5% of the outstanding common stock, (ii) each of our directors, and named executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each named beneficial owner is the same as that of our principal executive offices located at 777 Terrace Avenue, Hasbrouck Heights, New Jersey, 07604.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Class Beneficially Owned

Christopher J. Langbein	7,250,000	40.3%
Thomas K. Langbein	1,700,000	9.4
Joshua Jaffe	250,000	1.4
George Diana	100,000	*
Robert P. Magrann	100,000	*
Richard Matteo	100,000	*
All executive officers and directors as a group, (six persons)	9,500,000	52.8%
Ronald Moschetta	6,000,000	33.3%
EMH Advisory Services, Inc.	1,500,000	8.3%
_______________________________
* Less than 1%

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of common stock that each named person and group has the right to acquire within 60 days pursuant to options, or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. Applicable percentages are based on 18,000,000 shares outstanding on December 30, 2005, adjusted as required by rules promulgated by the SEC. There were no options or other rights to acquire our shares outstanding as of December 30, 2005

(2)	Unless otherwise noted, all shares listed are owned of record and the record owner has sole voting and investment power, subject to community property laws where applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 2005, our Board of Directors approved the issuance of the following shares of our Common Stock: (A) 7,250,000 shares to Christopher J. Langbein; (B) 6,000,000 shares to Ronald Moschetta; (C) 1,700,000 shares to Thomas K. Langbein; (D) 1,500,000 shares to EMH Advisory Services, Inc.; (E) 250,000 shares to Joshua Jaffe, (F) 100,000 shares to George Diana, (G) 100,000 shares to Robert P. Magrann, and (H) 100,000 shares to Richard Matteo. In addition, the board authorized the private issuance of an aggregate of 1,000,000 shares to certain other persons who are not officers, directors or employees of the company but who were involved in the development of our business. All of the shares were issued in consideration of the company’s receipt of services from each person, primarily in connection with the development of the company’s business plan and related matters. All of the shares issued were valued at $0.001 per share.

DESCRIPTION OF SECURITIES

The following description summarizes some of the terms of our capital stock and provisions of our Certificate of Incorporation and Bylaws, each of which are attached as an exhibit to the registration statement of which this prospectus forma a part , and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws.

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share and 5,000,000 shares of Preferred Stock, $0.001 par value. Currently no preferred stock has been issued and there are no current plans to issue any preferred stock.

As of the date of this prospectus, there were 18,000,000 shares of our common stock outstanding and held of record by eleven stockholders.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders (after payment of liabilities and the liquidation preferences of any outstanding preferred stock). There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and shares of common stock to be issued pursuant to this registration statement will be fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action of the shareholders, to issue up to five million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring, or preventing a change in control of our Company. We have no present plans to issue any shares of our preferred stock.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation

Our Certificate of Incorporation contains provisions that could make more difficult the acquisition of control of our Company by various means. For instance, our board of directors is divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms. One class of directors is elected at each annual meeting to serve a term of three years. At least two annual meetings of stockholders, instead of one, will be required to effect a change in a majority of our board of directors. The purpose of this provision is to discourage certain types of transactions which may involve an actual or threatened change of control of our Company and encourage persons seeking to acquire control of our Company to consult first with our board of directors to negotiate the terms of any proposed business combination or offer. The provision is designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to our stockholders, or an unsolicited proposal for the restructuring or sale of all or a part of our Company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is anticipated to be Continental Stock Transfer & Trust Company, New York, New York.

SELLING STOCKHOLDER

We are registering the resale of up to 500,000 shares of our common stock on behalf of the selling stockholder named below.

The following table identifies the selling stockholder and indicates (i) the nature of any position, office or other material relationship that each selling stockholder has had with us during the past three years (or any of our predecessors or affiliates) and (ii) the number of shares and percentage of our outstanding shares of common stock owned by the selling stockholder prior to the offering, the number of shares to be offered for the selling stockholder's account and the number of shares and percentage of outstanding shares to be owned by the selling stockholder after completion of the offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior To Offering(1)	Percent of Class of Shares Owned Before the Offering(2)	Maximum No. of Shares to be Sold in this Offering	Total Shares Owned After This Offering
				If Minimum Offering Achieved	%	If Maximum Offering Achieved	%
EMH Advisory Services, Inc.	1,500,000	8.3%	500,000	1,000,000	5.1	1,000,000	4.3

(1)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options but are not counted as outstanding for computing the percentage of any other person.

(2)	Based on 18,000,000 shares of common stock issued and outstanding as of December 30, 2005.

We have entered into a consulting agreement with the selling stockholder whereby the selling stockholder will perform investor relations services as well as management advisory services relating to strategic development including identifying suitable locations for restaurants and prospective managerial candidates and assisting in evaluating demographics for prospective restaurant locations and in structuring and obtaining financing for prospective property acquisitions. The shares issued to the selling stockholder are in consideration for the consulting services being and to be rendered and the consulting agreement included a tag-along or “piggyback” registration provision for up to 500,000 of the shares issued to the selling stockholder, which registration rights have been exercised by the selling stockholder for the registration of its shares included in this prospectus.

PLAN OF DISTRIBUTION

All of the 5,000,000 shares of our common stock that are offered by the company will be sold directly by our officers and directors. Our officers and directors will not receive or earn any compensation from the sale of the shares. One of our stockholders who is an affiliate of an NASD member firm may engage in the solicitation of responses and indications of interest from prospective investors, but such stockholder will not receive any commissions or other compensation or remuneration for such efforts.

We have not entered into any agreement with any underwriter for the offering and sale of the common stock that we seek to sell. In the event that we do enter into an underwriting agreement with an independent broker-dealer registered with the National Association of Security Dealers, Inc. we anticipate that we will pay the selling commissions equal to approximately seven percent (7%) with respect to the shares acquired and sold by such underwriter and a non-accountable expense allowance and due diligence reimbursement of three percent (3%) of the proceeds resulting from the sales of shares by such underwriter. We do not anticipate paying any selling commissions and any non-accountable expense allowances and due diligence reimbursements with respect to shares sold by the company or its officers or directors. The company may, under certain circumstances, indemnify the underwriter from certain civil liabilities which may arise with respect to this offering, including liabilities under the Securities Act of 1933, as amended. There can be no assurance that we will secure the services of any underwriter to assist us with this offering or that we will be successful in selling any of the shares offered by this prospectus.

The Selling Stockholder may offer all or a portion of its 500,000 shares offered by this prospectus for sale, from time to time, pursuant to this prospectus, in one or more private negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices, at market prices prevailing at the time of the sale, at prices related to such market prices, at negotiated prices or otherwise. The Selling Stockholder may effect these transactions by selling shares directly to one or more purchasers or through broker-dealers or agents. The selling stockholder has agreed to refrain from selling any of its shares registered hereby until such time as we have achieved a minimum of $1,700,000 of proceeds from the sale of our shares hereby.

To our knowledge, the Selling Stockholder has not made any arrangements with any brokerage firm for the sale of the shares. The Selling Stockholder has advised us it presently intends to dispose of the shares through broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, the Selling Stockholder may also dispose of the shares through one or more of the other methods described above.

The Selling Stockholder may be considered an “underwriter” within the meaning of the Securities Act in connection with the sale of his shares. Any broker-dealers or agents who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares by the Selling Stockholder and any discounts, commissions or concessions received by such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the Selling Stockholder may be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, the Selling Stockholder may be subject to the prospectus delivery requirements of Section 5 of the Securities Act for transactions involving the sale of our common stock.

The Selling Stockholder is subject to the applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the Selling Stockholder and any other person distributing our common stock. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period beginning five business days prior to the commencement of such distribution and ending upon such person's completion of participation in the distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock. Rules 101 and 102 of Regulation M, among other things, generally prohibit certain participants in a distribution from bidding for, purchasing or inducing any person to bid for or purchase any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

The shares offered hereby are being registered pursuant to our contractual obligations and we have agreed to pay the expenses of the preparation of this prospectus.

Escrow Agent

We are in the process of identifying possible candidates to serve as the escrow agent for the proceeds received until the minimum of $1,700,000 of proceeds from our sale of shares hereby is satisfied. We anticipate entering into an escrow agreement with the escrow agent that we ultimately identify for this offering. Under the terms of the anticipated Escrow Agreement as we envision it, all proceeds received, if any, from this offering shall be deposited with the escrow agent until the earlier date at which the company has received and accepted subscriptions and funds for the same have been deposited with the escrow agent for an aggregate of at least $1,700,000. Upon receipt and acceptance of subscriptions aggregating $1,700,000 all additional funds received and accepted shall be immediately released to the company and deposited into the company’s general bank accounts all of which shall be available for use by the company. There can be no assurance that the company will obtain any funds from this offering.

No escrow arrangement has been or will be established with respect to the sale of shares by the Selling Stockholder.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides for our indemnification, to the fullest extent permitted or authorized by Delaware general corporate law, of any officer, director, employee or agent of our company with respect to claims arising or asserted against such person by reason of him or her being or having been an officer, director, employee or agent of our company. Insofar as indemnification for liabilities arising under the Securities Act of 1933, known as the “Act,” is permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL PROCEEDINGS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by the Law Offices of William M. Aul, San Diego, California.

EXPERTS

The financial statements as of and for the period commencing and ending October 4, 2005 included in this prospectus have been audited by Moore Stephens, P.C., independent registered public accounting firm, as stated in their report dated December 20, 2005 which is also included in this prospectus. Such financial statements have been so included in reliance upon the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest, direct or indirect, in our company or any of our subsidiaries. Nor was any such person connected with us, or any of our subsidiaries, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, relating to the shares of our common stock being offered by this prospectus. For further information pertaining to our common stock and the shares of common stock being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC.

In addition, we will be subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, we will be required to file reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.

Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference room. Such material may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. We anticipate that our common stock will be quoted on The OTC Bulletin Board Market under the symbol ______.

Copies of our filings with the SEC will also be available, free of charge at www.sec.gov.

REPORT OF INDEPENDENT AUDITORS

To the Stockholders and the Board of Directors of
Health Rush, Inc.
Hasbrouck Heights, New Jersey

We have audited the accompanying balance sheet of Health Rush, Inc. (A Development Stage Enterprise) as of October 4, 2005, and the related statements of operations, stockholders' equity and cash flows for the period from October 4, 2005 [date of inception] to October 4, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit the financial statements referred to above present fairly, in all material respects, the financial position of Health Rush, Inc. (A Development Stage Enterprise) as of October 4, 2005, and the results of their operations and their cash flows for the period then ended and for the period from October 4, 2005 (date of inception) to October 4, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company has not commenced operations and does not have working capital necessary to develop its business model. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MOORE STEPHENS, P.C.
Certified Public Accountants.

Cranford, New Jersey
December 20, 2005

HEALTH RUSH, INC.
[A DEVELOPMENT STAGE COMPANY]

BALANCE SHEET AS OF OCTOBER 4, 2005.

Assets:
None	$--

Total Assets	$--

Liabilities and Stockholders' Equity:
Current Liabilities:
None	$--

Commitments and Contingencies	--

Stockholders' Equity:
Preferred Stock, $.001 Par Value, 5,000,000 Shares Authorized; None Issued and Outstanding	--

Common Stock, $.001 Par Value, 50,000,000 Shares Authorized; 10,500,000 Issued and Outstanding	10,500

Stock Subscription Receivable	(10,500)

Deficit Accumulated in the Development Stage	--

Total Stockholders' Equity	--

Total Liabilities and Stockholders' Equity	$--

The Accompanying Notes are an Integral Part of the Financial Statements.

HEALTH RUSH, INC.
[A DEVELOPMENT STAGE COMPANY]

STATEMENTS OF OPERATIONS FOR THE PERIOD FROM OCTOBER 4, 2005 [DATE OF INCEPTION] TO OCTOBER 4, 2005.

	Period ended October 4, 2 0 0 5	Cumulative from October 4, 2005 [Date of Inception] to October 4, 2 0 0 5
Revenue	$--	$--

Operating Expenses	--	--

Net Operating Income	--	--

Federal and State Income Taxes	--	--

Net Income	$--	$--

Basic and Diluted Net Income Per Common Share	$0.00

Weighted Average Common Shares Outstanding	10,500,000

The Accompanying Notes are an Integral Part of the Financial Statements.

HEALTH RUSH, INC.
[A DEVELOPMENT STAGE COMPANY]

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY [DEFICIT] FOR THE PERIOD FROM OCTOBER 4, 2005 [DATE OF INCEPTION] TO OCTOBER 4, 2005.

Deficit
Accumulated
					Stock	in the	Total
	Preferred Stock		Common Stock		Subscription	Development	Stockholders'
	Shares	Amount	Shares	Amount	Receivable	Stage	Equity
Balance - October 4, 2005
[Date of Inception]	--	$--	--	$--	$--	$--	$--

October 2005 - Issuance of Common Stock	--	--	10,500	10,500	(10,500)	--	--

Net Income	--	--	--	--	--	--	--

Balance - October 4, 2005	--	$--	10,500	$10,500	$(10,500)	$--	$--

The Accompanying Notes are an Integral Part of the Financial Statements.

HEALTH RUSH, INC.
[A DEVELOPMENT STAGE COMPANY]

STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM OCTOBER 4, 2005 [DATE OF INCEPTION] TO OCTOBER 4, 2005.

	Period ended October 4, 2 0 0 5		Cumulative from October 4, 2005 [Date of Inception] to October 4, 2 0 0 5
Cash Flows:
Net Income		$--		$--
Adjustments to Reconcile Net Income to Net
Cash Provided by [Used for] Operating Activities:

Net Cash - Operating Activities		--		--

Net Increase in Cash		--		--

Cash - Beginning of Periods		--		--

Cash - End of Periods		$--		$--

Supplemental Disclosures of Cash Flow Information:
Cash paid during the periods for:
Interest	$		$
Income Taxes		$--		$--

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
During October 2005, the Company issued a total of 10,500,000 shares of Common Stock to various individuals in exchange for a stock subscription receivable.

The Accompanying Notes are an Integral Part of the Financial Statements.

HEALTH RUSH, INC.
[A DEVELOPMENT STAGE COMPANY]
NOTES TO FINANCIAL STATEMENTS

[1] Organization and Description of Development Stage Activities

Health Rush, Inc. [the "Company"], a Delaware corporation, located in Hasbrouck Heights, New Jersey has been in the development stage since it was organized under the laws of the State of Delaware on October 4, 2005. The Company plans to develop, own and operate fast food restaurants throughout the United States that offer natural and organic foods that emphasize a healthy and nutritional dietary choice. The Company currently has no revenues or expenses.

[2] Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the financial statements, the Company is in the development stage, and does not have working capital necessary to develop its business model. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management plans for the Company to raise capital to fund operations through equity and/or debt financing. It is not possible to predict at this time the success of management's efforts to raise capital.

[3] Capital Stock

On October 4, 2005 the Company was organized under the laws of the State of Delaware. Under the Company’s Certificate of Incorporation and Bylaws, the Company is authorized to issue 55,000,000 shares, of which 50,000,000 shares shall be common stock shares, par value, $.001 per share and 5,000,000 shares shall be preferred stock, par value, $.001 per share. The Preferred Stock may be issued in one or more series with such rights and privileges as determined, from time to time, by our Board of Directors.

During October 2005, the Company issued a total of 10,500,000 shares of Common Stock to various individuals in exchange for a stock subscription receivable which is classified as reduction to stockholder's equity. The stock subscription receivable is collateralized by the stock issued.

[4] Subsequent Events

On November 1, 2005, the Company entered into an employment agreement (the "Employment Agreement") with Christopher J. Langbein, the Company's Chief Executive Officer. Under the terms of the Employment Agreement, Mr. Langbein is to be employed by the Company for a period of five years commencing on the earlier of the date at which the Company commences operations of its first restaurant or the Company's receipt of an aggregate of at least Two Million Dollars ($2,000,000) in financing through debt or equity or any combination thereof. During the first year of Agreement, Mr. Langbein is to be paid an annual salary of $120,000. The Employment Agreement also provides that if Mr. Langbein is terminated without cause at any time during the five year term of his employment, the Company is obligated to pay all then remaining amounts due him under the Agreement together with then existing fringe benefits at the time of any such termination.

During December 2005, the Company issued a total of 7,500,000 shares of Common Stock to various individuals in exchange for a stock subscription receivable which is classified as reduction to stockholder's equity. The stock subscription receivable is collateralized by the stock issued.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

__________________________________		HEALTH RUSH, INC.

TABLE OF CONTENTS		5,500,000 Shares of Common Stock

SUMMARY	--	_________________ PROSPECTUS _________________ Dated ________________, 2005
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS	--
RISK FACTORS	--
USE OF PROCEEDS	--
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	--
DETERMINATION OF OFFERING PRICE	--
DILUTION	--
PLAN OF OPERATION	--
DESCRIPTION OF BUSINESS	--
DESCRIPTION OF PROPERTY	--
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	--
EXECUTIVE COMPENSATION	--
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	--
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	--
DESCRIPTION OF SECURITIES	--
SELLING STOCKHOLDERS	--
PLAN OF DISTRIBUTION	--
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	--
LEGAL PROCEEDINGS	--
EXPERTS	--
INTEREST OF NAMED EXPERTS AND COUNSEL	--
AVAILABLE INFORMATION	--
INDEX TO FINANCIAL STATEMENTS	--

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of their services and fiduciary duties to the company, except in circumstances involving wrongful acts, such as:

•	any breach of the director’s duty of loyalty;

•	acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;

•	payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or

•	any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

As permitted by the Delaware General Corporation Law, our Certificate of Incorporation require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors. We have entered into indemnity agreements with each of our current directors and certain of our executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

The following table sets forth the expenses in connection with the offering described in this registration statement: Except for the SEC registration fee, all other expenses are estimated by the company.

SEC registration fee	$588.50
Printing and engraving expenses	$5,000
Legal fees and expenses	$30,000
Accounting fees and expenses	$10,000
Miscellaneous	$4,411.50
Total	$50,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In October and December 2005, the company issued a total of 18,000,000 shares of Common Stock to officers, directors, and others amounting to eleven persons who provided or have agreed to provide services to the company in connection with the formation of the company and the development of its business plan.

The parties intended the above private placements to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D under the Securities Act. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company and each investor was knowledgeable, sophisticated and experienced in making investments of this kind and had the economic capacity to incur a complete loss of their investment. .

ITEM 27. EXHIBITS

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation, as filed on October 4, 2005
3.2	Bylaws of the Company
4.1	Specimen Stock Certificate (To be filed by Amendment)
5.1	Opinion of William M. Aul (To be filed by Amendment)
10.1	Employment Agreement between the Company and Christopher J. Langbein, dated November 1, 2005
10.2	Consulting Agreement with EMH Advisory Services, Inc
23.1	Consent of Moore Stephens
23.2	Consent of William M. Aul (To be included in Opinion to be filed as Exhibit 5.1)
24.1	Power of Attorney (included in signature page to this registration statement)

ITEM 28. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Hasbrouck Heights, state of New Jersey, on December 30, 2005.

HEALTH RUSH, INC.

By:	/s/ Christopher Langbein
Christopher Langbein
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Christopher Langbein and Thomas K. Langbein, and each of them, his or her true and lawful attorney in fact and agent acting alone, with full powers of substitution and resubstitution, for his or her and in his or her name, place and stead, in any and all capacities, this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Christopher Langbein Christopher Langbein	President, CEO & Director	December 30, 2005

/s/ Thomas K. Langbein Thomas K. Langbein	Chief Financial Officer & Director (principal financial and accounting officer)	December 30, 2005

/s/ Richard Matteo Richard Matteo	Treasurer	December 30, 2005

/s/ George Diana George Diana	Director	December 30, 2005

/s/ Joshua M. Jaffe Joshua M. Jaffe	Secretary & Director	December 30, 2005

/s/ Robert P. Magrann Robert P. Magrann	Director	December 30, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation, as filed on October 4, 2005
3.2	Bylaws of the Company

10.1	Employment Agreement between the Company and Christopher J. Langbein, dated November 1, 2005
10.2	Consulting Agreement with EMH Advisory Services, Inc.

23.1	Consent of Moore Stephens